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Interim Pricing Arrangement Under the Kingsgate Gas Sales Agreement Dated
September 23, 1960, As Amended (the "Kingsgate Gas Sales Agreement")


This is in reference to our recent discussions with regard to the implementation of an amended and restated gas sales arrangement between Canadian Hydrocarbons Inc. ("CHMI") and your company. It also is in reference to your company's status as a contingent assignee of a proportionate share of the Kingsgate Gas Sales Agreement, under an assignment agreement dated September 30, 1991 between CHMI and your company, among others.

INTERIM PRICING PROVISIONS

We wish to confirm that CHMI and Northwest Pipeline Corporation have reached an agreement in principle to implement interim changes to the pricing formula under paragraph 11 of August 15, 1989 Kingsgate Gas Sales Agreement amendment (the "Interim Pricing Provisions"). Attached for your information is a copy of the letter agreement between those parties, documenting the implementation of the new "Commodity Price" under paragraph 11(b), and a new "Administration Fee" under paragraph 1 l(a)(ii), of the Kingsgate Gas Sales Agreement. The latter is to substitute for the "Kingsgate Demand Charge" as previously defined (the attached letter refers to the "Kingsgate Demand Charge" as the "Westcoast Energy Inc. fee").

The parties have put the Interim Pricing Provisions in place, to be in effect pending the finalization of all regulatory and contractual steps necessary to install your company as the direct buyer of Canadian gas under the provisions of the "Amended and Restated Natural Gas Sales Agreement, a copy of which you have been previously provided in draft form.

CHMI is proposing that Interim Pricing Provisions be in effect commencing on the later of November 1, 1993, and the date the last of all related regulatory and other third party authorizations are in place. They would remain in place until CHMI and your company have finalized the more formal amended and restated agreement, and approvals related to that agreement are obtained.

THIRD PARTY AUTHORIZATIONS

CHMI will be making arrangements with Canadian federal and provincial agencies to ensure ah necessary authorizations are in place related to the commencement of deliveries under the cited interim pricing provisions. CHMI also will be obtaining any necessary confirmation by Pan Alberta Gas Ltd. for the sale of gas at Kingsgate to your company under the interim pricing arrangement.

CHMI and your company will ensure that either one of those parties holds a United States federal import authorization order, which is sufficient as of November 1, 1993 to enable you to import gas under the Interim Pricing Provisions.


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Kindly so signify your confirmation of and agreement to the Interim Pricing
Provisions by signing both copies of this letter agreement, then retain one copy for your files and return the other copy to CHMI, to my attention.

Yours Truly,

CANADIAN HYDROCARBONS MARKETING INC.



Title: Vice President, Marketing

AGREED TO AND ACCEPTED, AS OF NOVEMBER 4, 1993
BY CASCADE NATURAL GAS CORPORATION

Per:  /s/ King Oberg
          King Oberg
Title
          Vice President
          Gas Supply



































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